Exhibit 4.57

FOURTH AMENDMENT TO THE RAGNAROK ONLINE GAME

LICENSE AGREEMENT

This Fourth Amendment (this “Amendment”) is made and entered into on August 27th, 2015 (hereinafter called “Effective Date”), by and between Gravity Co., Ltd. (hereinafter referred to as “Licensor”) a corporation duly organised and existing under the laws of the Republic of Korea (hereinafter referred to as “Korea”) and having its offices at (Sangam-Dong, Nuritkum Square R&D Tower15F), 396, World Cup buk-ro, Mapo-Gu, Seoul, Korea (hereinafter to as “Korea”) and PT. LYTO DATARINDO FORTUNA., a corporation having its principal place of business at Jalan Arteri Pos Pengumben NO.8 RT 005/08 Kelurahan Sukabumi Selatan Kecamatan Kebon Jeruk Kota Administrasi, JAKARTA BARAT 11560 INDONESIA. (hereinafter called “Licensee”).

RECITALS

WHEREAS, Licensor and Licensee (“Parties” collectively) entered into a Ragnarok Online Game License Agreement (“The Agreement”), dated on February 27th, 2010.

WHEREAS, Parties entered into a First Amendment to the Ragnarok Online Game License Agreement (“First Amendment”), dated on October 1st, 2011.

WHEREAS, Parties entered into Second Amendment to the Ragnarok Online Game License Agreement (“Second Amendment”), dated on February 27th, 2013.

WHEREAS, Parties entered into Third Amendment to the Ragnarok Online Game License Agreement (“Third Amendment”), dated on February 27th, 2015.

WHEREAS, this Amendment is supplemental to the Agreement, and the Parties enter into this Amendment, to amend certain provisions in the Agreement.

WHEREAS, Parties hereto desires to amend The Agreement as specified below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, Parties agree as follows:

1. Renewal Term

Parties agreed to extend the Agreement for One (1) year from the expiration date of The Agreement with conditions stated in this Amendment. The newly extended term of The Agreement shall be from August 27th, 2015 to August 26th, 2016 without any License Fee.

2. Continuing Effectiveness of The Agreement

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in The Agreement amended by its First Amendment, Second Amendment and Third Amendment, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, Parties have executed this Amendment on the date first above written.

Gravity Co., Ltd.	PT. LYTO DATARINDO FORTUNA

By:	By:

Name: Hyun Chul Park	Name: Andi Suryanto

Title: CEO	Title: CEO